Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Amendment No. 2 on Form S-1 (No. 333-275209) of Healthy Choice Wellness Corp. of our report dated April 8, 2022, with respect to our audit of Mother Earth’s Storehouse, Inc. financial statements as of December 31, 2021 and 2020 and for the years then ended, which appears in the Prospectus as part of this Registration Statement.

Our report on the Mother Earth’s Storehouse, Inc.’s financial statements includes an emphasis of matter paragraph related to a subsequent event.

We hereby consent to the inclusion in the Amendment No. 2 on Form S-1 (No. 333-_275209) of Healthy Choice Wellness Corp. of our report dated December 28, 2022, except for Notes 11 and 12 for which the date is December 19, 2023, with respect to our audit of Green’s Natural Foods, Inc., Dean’s Natural Food Market, Inc., Dean’s Natural Food Market of Shrewsbury, Inc., Dean’s Natural Food Market of Basking Ridge, LLC, Dean’s Natural Food Market of Chester, LLC, and Dean’s Natural Holdings, LLC’s combined financial statements as of December 31, 2021, and for the year then ended, which appears in the Prospectus as part of this Registration Statement.

Our report on the Green’s and Dean’s combined financial statements includes emphasis of matter paragraphs related to a restatement and a subsequent event.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

UHY LLP

Hudson, New York

February 13, 2024